Exhibit 99

Contact:	Richard M. Williamson
Hormel Foods
media@hormel.com

Hormel Foods Announces Retirement, Advancements

AUSTIN, Minn., (March 30 2016) — Hormel Foods Corporation (NYSE: HRL) today announced the upcoming retirements of Roland G. Gentzler, vice president of finance and treasurer, and James R. Schroeder, vice president of engineering. As a result, Gary L. Jamison, vice president and chief financial officer at Jennie-O Turkey Store, will advance to vice president and treasurer, and Tyler L. Hulsebus, director of purchasing, will advance to vice president of engineering.

Additionally, the company announced the advancement of James N. Sheehan, vice president and controller, to vice president and chief accounting officer reporting to Jody H. Feragen, chief financial officer. As a result, Jana L. Haynes, director of investor relations, will advance to vice president and controller, reporting to Sheehan.

Sheehan will also oversee the IT organization in addition to his current reports.

All advancements are effective May 30, 2016.

“Congratulations and best wishes to Rollie Gentzler on his upcoming retirement,” commented Feragen. “His leadership in the finance area, coupled with a dedication to continuous improvement in all areas of the company, will be missed. We are fortunate to have a strong team, including Jim Sheehan, Jana Haynes and Gary Jamison. Their deep knowledge and experience will ensure continued success and we look forward to their leadership.”

“Jim Schroeder led the engineering group with a high degree of professionalism through numerous projects throughout his career. I would like to thank him for his many years of service and congratulate him on his retirement,” said Bryan D. Farnsworth, senior vice president of supply chain at Hormel Foods. “In addition, congratulations to Tyler Hulsebus on his advancement. His track record of success and leadership at Hormel Foods will be an asset in this role.”

Gentzler

Gentzler began his career as an accountant at the Austin (Minn.) Plant in 1976. The same year he became manager of general accounting and claims in Fort Dodge, Iowa, and then held office manager positions in Dallas, Texas and Ottumwa, Iowa. In 1987, he became the supervisor of internal auditing at the Corporate Office (Austin, Minn.), and the next year moved to Dubuque, Iowa to become the accounting manager at Dubuque Foods. In 1993, he became the accounting coordinator and the next year director of finance. In 1995, he moved to the Corporate Office for the position of manager of cost accounting. In 2000, he became the director of Refrigerated Foods accounting, and then assistant controller and director of finance for Refrigerated Foods. He assumed his current role in 2007.

Schroeder

Schroeder began his career in 1984 as an engineer in the mechanical division at the Fremont Plant. In 1989, he became the supervisor of maintenance and engineering and a year later a plant engineer at the Beloit (Wis.) Plant. In 1994, he became the manager of plant engineering at the Austin Plant, and in 1998, became the manager of corporate engineering projects at the Corporate Office. In 1999, he became the manager of project and plant engineering and assumed his current role in 2009.

Sheehan

Sheehan began his career in 1978 as an accountant at the Fremont Plant. The same year, he moved to Fort Dodge, Iowa, and became the manager of data processing, billing and invoices. Two years later, he became the manager of general accounting and claims in Fort Dodge, and then moved to Algona, Iowa, to become the office manager. In 1986, he moved to Kenosha, Wis., in the role of office manager and then became the controller one year later. In 1988, he became the corporate credit manager at the Corporate Office, and in 1996, became the corporate manager of credit and claims. In 1998, he became the president of Hormel Financial Services and a year later became the treasurer. He assumed his current role in 2000.

Haynes

Haynes joined Hormel Foods in 1994 as an accountant at the Austin Plant and subsequently served in several accounting manager positions in the Austin Plant, Fremont (Neb.), Rochelle (Ill.) Foods, and Osceola (Iowa) Food plants. In addition, she gained experience at Koch Industries as a business unit accounting manager from 1997-2000. In 2002, she became to manager of international and property tax at the Corporate Office (Austin, Minn.). Haynes assumed the role of director of taxes in 2007, and her current role in 2013.

Jamison

Jamison began his career as an accountant at the Fremont Plant in 1988. He moved to the Corporate Office the next year for a role as an internal auditor. In 1990, he moved back to the Fremont Plant and became the manager of production cost analysts and production costs. Over the next few years, he held several positions as a cost analyst and in 1997, he became a production manager and price administer in fresh pork at the Corporate Office. In 2000, he became the manager of expense analysis and control, and the next year became the manager of cost accounting for Refrigerated Foods. In 2003, he became the business unit controller for Specialty Foods and in 2006, the vice president of finance at Farmer John in Vernon, Calif. He assumed his current role in 2012.

Hulsebus

Hulsebus began his career at Hormel Foods in 1997, as an associate maintenance engineer at the Austin (Minn.) Plant. In 2000, he transferred to the Corporate Office as a staff engineer, and after a few months he relocated to Rochelle (Ill.) Foods to become a project engineer. In 2004, he returned to the Austin Plant as the superintendent of plant engineering. In July 2006, he transferred to the Corporate Office as the corporate coordinator of reliability improvement and was promoted in 2009 to the corporate manager of plant engineering and reliability. In 2011, he became manager of plant engineering at the Austin Plant. He assumed his current role in 2013.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, will celebrate its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods also received a perfect score on the 2016 Human Rights Campaign Corporate Equality Index, was recognized on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com and http://2014csr.hormelfoods.com/.